Exhibit 99.1

Proofpoint Announces First Quarter 2020 Financial Results

First Quarter Highlights

•	Total revenue of $249.8 million, up 23% year-over-year
•	Billings of $238.0 million, up 11% year-over-year
•	GAAP EPS of $(1.30) per share, Non-GAAP EPS of $0.38 per share
•	Operating cash flow of $92.2 million and free cash flow of $79.8 million

SUNNYVALE, Calif., – May 7, 2020 – Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the first quarter ended March 31, 2020.

“We were pleased that our first quarter results were above guidance, particularly given the challenges we faced as a result of the COVID-19 pandemic,” stated Gary Steele, chief executive officer of Proofpoint. “Our top priorities continue to be maintaining the health and safety of our employees and protecting our customers from the advanced threats and compliance risks they face in these unique and uncertain times. We believe that Proofpoint and our people-centric approach to cybersecurity are even more relevant for enterprise customers given work-from-home mandates around the world, and we believe that we will emerge from this uncertain period even better positioned and stronger than ever.”

First Quarter 2020 Financial Highlights

•	Revenue: Total revenue for the first quarter of 2020 was $249.8 million, an increase of 23%, compared to $202.9 million for the first quarter of 2019.
•

Billings: Total billings for the first quarter of 2020 were $238.0 million, an increase of 11%, compared to $215.0 million for the first quarter of 2019. This result also included an 11% sequential decline in billings duration.

•

Gross Profit: GAAP gross profit for the first quarter of 2020 was $180.8 million, compared to $147.7 million for the first quarter of 2019. Non-GAAP gross profit for the first quarter of 2020 was $197.7 million, compared to $159.2 million for the first quarter of 2019. GAAP gross margin for the first quarter of 2020 was 72%, compared to 73% for the first quarter of 2019. Non-GAAP gross margin for the first quarter of 2020 was 79%, compared to 78% for the first quarter of 2019.

•

Operating Income (Loss): GAAP operating loss for the first quarter of 2020 was $(41.8) million, compared to a loss of $(28.4) million for the first quarter of 2019. Non-GAAP operating income for the first quarter of 2020 was $25.4 million, compared to $22.9 million for the first quarter of 2019.

•

Net Income (Loss): GAAP net loss for the first quarter of 2020 was $(74.2) million, or $(1.30) per share, based on 57.0 million weighted average shares outstanding. This result also included a current and deferred GAAP tax expense of $27.0 million for the transfer of certain intellectual property from Israel to the United States in the first quarter of 2020 associated with the acquisition of ObserveIT. This compares to a GAAP net loss of $(28.3) million, or $(0.51) per share, based on 55.3 million weighted average shares outstanding for the first quarter of 2019. Non-GAAP net income for the first quarter of 2020 was $24.4 million, or $0.38 per share, based on 65.0 million weighted average diluted shares outstanding. This result included a $5.0 million income tax expense, calculated using an effective rate of 17%, by applying the SEC’s Non-GAAP Financial Measures Compliance and Disclosure Interpretations (C&DI 102.11). Non-GAAP earnings per share for the first quarter of 2020 included the 6.0 million shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $0.5 million was added back to net income as the “If-Converted” threshold during this period was achieved.

•

Cash and Cash Flow: As of March 31, 2020, Proofpoint had cash, cash equivalents, and short-term investments of $945.7 million. The company generated $92.2 million in net cash from operations for the first quarter of 2020, compared to $54.1 million during the first quarter of 2019. The company’s free cash flow for the first quarter of

2020 was $79.8 million, compared to $48.6 million for the first quarter of 2019.  Note that the $20.0 million cash tax payment for the transfer of certain intellectual property from Israel to the United States associated with the acquisition of ObserveIT did not occur in the first quarter and is expected to be paid in the second half of 2020.

“The company entered this crisis from a position of strength, with nearly one billion in cash and cash equivalents, strong free cash flow, and a business model built on 98% recurring subscription revenue,” stated Paul Auvil, chief financial officer of Proofpoint. “Given the rapidly changing operating environment and the economic headwinds that we expected to face as a result of the current crisis, in late March and early April we took a number of proactive steps in order to pare down our cost structure as we weather the pandemic, with an eye on maintaining our original investment plans for technical hiring and technology in order to ensure that we continue to deliver world-class solutions in support of our customers while also maintaining our trajectory to deliver on the long-term growth opportunity that lies ahead.”

Financial Outlook

While we believe we are in a strong financial position to weather impacts caused to our business by the COVID-19 pandemic, many of our customers are now operating under very challenging circumstances, especially those in industries highly affected by COVID-19, and may re-evaluate their spend. As such, the guidance we are providing today factors in expected impacts of COVID-19. These new assumptions reflect increased uncertainty around new business, contract renewal timing, contraction in billings duration, and reductions in employee count, particularly from customers in these highly affected industries. This outlook is being provided under the protections of safe harbor, and in light of the U.S. Securities and Exchange Commission’s request on April 8, 2020, that companies provide a good-faith effort to provide investors and other market participants with forward-looking information.

Proofpoint will provide its forward-looking guidance for full year 2020 and additional important commentary and assumptions around Proofpoint’s second quarter 2020 and full year 2020 financial outlook on today’s conference call and webcast at 1:30 PM (PDT).

This financial outlook is based on information known as of May 7, 2020, and on assumptions that we believe to be reasonable as of today. We undertake no obligation to update these forward-looking statements as a result of new information or future events. It is Proofpoint’s policy neither to reiterate nor adjust the financial guidance provided in this release unless it is also done through another public disclosure, such as a subsequent press release or filing on Form 8-K.

Proofpoint is providing its second quarter 2020 guidance as follows:

•	Total revenue is expected to be in the range of $251.0 million to $255.0 million.
•	GAAP gross margin is expected to be approximately 73%. Non-GAAP gross margin is expected to be approximately 79%.
•

GAAP net loss is expected to be in the range of $(47.2) million to $(48.8) million, or $(0.82) to $(0.85) per share, based on approximately 57.4 million weighted average shares outstanding. Non-GAAP net income is expected to be in the range of $24.0 million to $26.0 million, or $0.38 to $0.41 per share, using 65.2 million weighted average diluted shares outstanding, and based on our reporting under C&DI 102.11.

•

Free cash flow during the quarter is expected to be in the range of breakeven to $10.0 million. Capital expenditures are expected to be approximately $12.0 million, including $5.0 million associated with the Company’s new headquarters build-out.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the first quarter ended March 31, 2020. To access this call, dial (888) 254-3590 for the U.S. or Canada, or (929) 477-0402 for international callers, with conference ID #7728518. A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com. An audio replay of this conference call will also be available through May 21, 2020, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #7728518.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint for people-centric security and compliance solutions that mitigate their most critical risks across email, the cloud, social media, and the web. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; the potential effects on our business of events beyond our control such as the current coronavirus (COVID-19) pandemic; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2019, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department. All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating income. We define non-GAAP operating income as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating income versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating income excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating loss calculated in accordance with GAAP.

Non-GAAP net income. We define non-GAAP net income as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income.

Our current and deferred income tax expense is commensurate with the non-GAAP measure of profitability using a non-GAAP tax rate of 17% for the three months ended March 31, 2020 and 2019. We use an annual projected tax rate in a computation of the non-GAAP income tax provision, and exclude the impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions and litigations, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. The projected rate considers other factors such as our current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where we operate.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue and customer prepayments from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue:
Subscription	$244,069	$199,584
Hardware and services	5,705	3,353
Total revenue	249,774	202,937
Cost of revenue:(1)(2)
Subscription	59,848	48,252
Hardware and services	9,083	6,991
Total cost of revenue	68,931	55,243
Gross profit	180,843	147,694
Operating expense:(1)(2)
Research and development	69,895	53,249
Sales and marketing	123,162	97,004
General and administrative	29,555	25,825
Total operating expense	222,612	176,078
Operating loss	(41,769)	(28,384)
Interest expense	(8,920)	—
Other income, net	4,621	726
Loss before income taxes	(46,068)	(27,658)
Provision for income taxes	(28,169)	(620)
Net loss	$(74,237)	$(28,278)
Net loss per share, basic and diluted	$(1.30)	$(0.51)
Weighted average shares outstanding, basic and diluted	56,974	55,335
(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$5,542	$3,875
Cost of hardware and services revenue	1,371	906
Research and development	15,605	11,499
Sales and marketing	18,519	13,754
General and administrative	10,528	10,987
Total stock-based compensation expense	$51,565	$41,021
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$9,938	$6,762
Sales and marketing	4,513	3,537
Total intangible amortization expense	$14,451	$10,299

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$921,743	$847,555
Short-term investments	23,927	43,385
Accounts receivable, net	172,082	265,741
Inventory	377	1,249
Deferred product costs	2,946	2,723
Deferred commissions	48,039	47,250
Prepaid expenses and other current assets	27,873	22,081
Total current assets	1,196,987	1,229,984
Property and equipment, net	79,591	73,512
Operating lease right-of-use assets	54,960	51,852
Long-term deferred product costs	417	581
Goodwill	687,517	687,517
Intangible assets, net	171,046	186,023
Long-term deferred commissions	90,053	90,305
Other assets	17,690	17,737
Total assets	$2,298,261	$2,337,511
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,242	$16,311
Accrued liabilities	109,067	119,423
Operating lease liabilities	18,166	20,202
Deferred revenue	604,838	615,874
Total current liabilities	741,313	771,810
Convertible senior notes	757,965	749,620
Long-term operating lease liabilities	38,917	36,223
Other long-term liabilities	33,157	19,172
Long-term deferred revenue	168,730	168,189
Total liabilities	1,740,082	1,745,014
Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 57,260 and 56,784 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	6	6
Additional paid-in capital	1,357,999	1,318,084
Accumulated other comprehensive income	5	1
Accumulated deficit	(799,831)	(725,594)
Total stockholders’ equity	558,179	592,497
Total liabilities and stockholders’ equity	$2,298,261	$2,337,511

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(74,237)	$(28,278)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,470	18,660
Stock-based compensation	51,565	41,021
Amortization of debt issuance costs and accretion of debt discount	8,345	—
Amortization of deferred commissions	14,633	11,271
Noncash lease costs	6,426	5,634
Deferred income taxes	(325)	(60)
Other	(1,181)	734
Changes in assets and liabilities:
Accounts receivable	93,453	35,616
Inventory	872	(131)
Deferred product costs	(58)	100
Deferred commissions	(15,170)	(12,915)
Prepaid expenses	(6,290)	(6,369)
Other current assets	(282)	222
Long-term assets	(96)	(469)
Accounts payable	(6,017)	(4,305)
Accrued liabilities	14,720	(12,547)
Operating lease liabilities	(7,159)	(6,188)
Deferred revenue	(10,495)	12,103
Net cash provided by operating activities	92,174	54,099
Cash flows from investing activities
Proceeds from maturities of short-term investments	39,232	32,273
Purchase of short-term investments	(19,876)	(26,373)
Purchase of property and equipment	(12,359)	(5,477)
Net cash provided by investing activities	6,997	423
Cash flows from financing activities
Proceeds from issuance of common stock	2,966	1,105
Withholding taxes related to restricted stock net share settlement	(27,600)	(24,623)
Net cash used in financing activities	(24,634)	(23,518)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(907)	206
Net increase in cash, cash equivalents and restricted cash	73,630	31,210
Cash, cash equivalents and restricted cash
Beginning of period	857,907	186,152
End of period	$931,537	$217,362

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

GAAP gross profit	$180,843	$147,694
GAAP gross margin	72%	73%
Plus:
Stock-based compensation expense	6,913	4,781
Intangible amortization expense	9,938	6,762
Non-GAAP gross profit	197,694	159,237
Non-GAAP gross margin	79%	78%

GAAP operating loss	(41,769)	(28,384)
Plus:
Stock-based compensation expense	51,565	41,021
Intangible amortization expense	14,451	10,299
Acquisition-related expenses	307	—
Litigation-related expenses	817	—
Non-GAAP operating income	25,371	22,936

GAAP net loss	(74,237)	(28,278)
Plus:
Stock-based compensation expense	51,565	41,021
Intangible amortization expense	14,451	10,299
Acquisition-related expenses	307	—
Litigation-related expenses	817	—
Interest expense - debt discount and issuance costs	8,345	—
Income tax expense (1)	23,168	(3,403)
Non-GAAP net income	$24,416	$19,639
Add interest expense of convertible senior notes, net of tax (2)	477	—
Numerator for non-GAAP EPS calculation	$24,893	$19,639
Non-GAAP net income per share - diluted	$0.38	$0.34

GAAP weighted-average shares used to compute net loss per share, diluted	56,974	55,335
Dilutive effect of convertible senior notes (2)	5,975	—
Dilutive effect of employee equity incentive plan awards (3)	2,082	2,271
Non-GAAP weighted-average shares used to compute net income per share, diluted	65,031	57,606

(1) The Company’s current and deferred income tax expense commensurate with the non-GAAP measure of profitability using non-GAAP tax rate of 17% for the three months ended March 31, 2020 and 2019. The Company uses annual projected tax rate in its computation of the non-GAAP income tax provision, and excludes the direct impact of stock-based compensation, intangible amortization expenses, costs associated with acquisitions and litigations, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Total revenue	$249,774	$202,937
Deferred revenue and customer prepayments
Ending	787,098	617,170
Beginning	797,173	605,073
Net Change	(10,075)	12,097
Unbilled accounts receivable
Ending	3,965	1,261
Beginning	2,255	1,276
Net Change	(1,710)	15
Less:
Deferred revenue and customer prepayments contributed by acquisitions	—	—
Billings	$237,989	$215,049

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
GAAP cash flows provided by operating activities	$92,174	$54,099
Less:
Purchases of property and equipment	(12,359)	(5,477)
Non-GAAP free cash flows	$79,815	$48,622

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

Three Months Ending
June 30,
2020

Total revenue	$251.0 - $255.0

GAAP gross profit	182.4 - 185.2
GAAP gross margin	73%
Plus:
Stock-based compensation expense	6.0 - 6.4
Intangible amortization expense	9.9
Non-GAAP gross profit	198.3 - 201.5
Non-GAAP gross margin	79%

GAAP net loss	(47.2) - (48.8)
Plus:
Stock-based compensation expense	51.0 - 55.0
Intangible amortization expense	13.8
Acquisition-related expenses	-
Litigation-related expenses	1.4
Interest expense - debt discount and issuance costs	8.4
Income tax expense	(3.4) - (3.8)
Non-GAAP net income	24.0 - 26.0
Add interest expense of convertible senior notes, net of tax (if dilutive)	0.5
Numerator for non-GAAP EPS calculation	$24.5 - $26.5
Non-GAAP net income per share - diluted	$0.38 - $0.41
Non-GAAP weighted-average shares used to compute net income per share, diluted	65.2

Three Months Ending
June 30,
2020

GAAP cash flows provided by operating activities	$12.0 - $22.0
Less:
Purchases of property and equipment	(12.0)
Non-GAAP free cash flows	$0.0 - $10.0

Media Contact

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact

Jason Starr
Proofpoint, Inc.
408-585-4351
jstarr@proofpoint.com